Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
ARCADIA BIOSCIENCES, INC.

FIRST:                                                        The name of the corporation is Arcadia Biosciences, Inc.

SECOND:                                         Attached hereto as Exhibit A is a copy of the Articles of Incorporation of the corporation fully restated to include all amendments to the Articles of Incorporation through the date of filing of this document (the “Amended Articles”).

THIRD:                                                   The Amended Articles contain amendments to the Articles of Incorporation requiring shareholder approval as to such amendments.  The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

FOURTH:                                        The Amended Articles were adopted on March 21, 2014 by the shareholders.

FIFTH:                                                       The number of voting groups entitled to vote separately on the Amended Articles, the designation and number of outstanding shares in each voting group entitled to vote separately on the Amended Articles, the number of votes entitled to be cast by each voting group, the number of votes of each such voting group represented at the special meeting at which the Amended Articles were adopted and the votes cast for and against the same were as follows:

There were four voting groups entitled to vote on the Amended Articles.   The first voting group (the “Series C Voting Group”), consisting of 9,586,346 outstanding shares of Series C Preferred Stock, was entitled to 9,586,346 votes; the second voting group (the “Series B Voting Group”), consisting of 16,890,690 outstanding shares of Series B Preferred Stock, was entitled to 16,890,690 votes; the third voting group (the “Series A Voting Group”), consisting of 67,063,127 outstanding shares of Series A Preferred Stock, was entitled to 67,063,127 votes; and the fourth voting group (the “All Shareholders Voting Group”), consisting of 9,586,346 outstanding shares of Series C Preferred Stock; 16,890,690 outstanding shares of Series B Preferred Stock; 67,063,127 outstanding shares of Series A Preferred Stock; and 8,226,236 outstanding shares of Common Stock, was entitled to 101,766,399 votes.  There were 9,371,531 shares of the Series C Voting Group; 16,602,530 shares of the Series B Voting Group; 65,457,877 shares of the Series A Voting Group; and 99,559,827 shares of the All Shareholders Voting Group represented and received at the special meeting of the shareholders.  The Series C Voting Group cast 9,371,531 votes for and 0 votes against approval of the Amended Articles; the Series B Voting Group cast 16,602,538 votes for and 0 votes against approval of the Amended Articles; the Series A Voting Group cast 65,457,877 votes for and 0 votes against approval of the Amended Articles; and the All Shareholders Voting Group cast 99,559,827 votes for and 0 votes against approval of the Amended Articles.  The number of votes cast by each of the Series C Voting Group, the Series B Voting Group, the Series A Voting Group and the All Shareholders Voting Group for approval of the Amended Articles was sufficient for approval by each voting group.

DATED as of March 21, 2014.

ARCADIA BIOSCIENCES, INC., an Arizona corporation

By:	/s/
Name: Steven F. Brandwein
Its: Secretary

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF ARCADIA BIOSCIENCES, INC.

ARTICLE I

NAME

The name of the Corporation is Arcadia Biosciences, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purposes for which the Corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes, at any time. The character of business that the Corporation initially intends to conduct is the business of plant genetics research, development and commercialization.

ARTICLE III

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 140,000,000 shares of a class designated as Common Stock, no par value (“Common Stock”), and (ii) 110,000,000 shares of a class designated as Preferred Stock, no par value (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.  With respect to any matter as to which the holders of Common Stock are entitled to vote, the holder of each share of Common Stock shall be entitled to one (1) vote per share on such matter.

3.                                      Dividends.  Subject to the provisions of Article III.B.1, holders of Common Stock shall be entitled to dividends and other distributions of cash, shares of capital stock of the Corporation, other securities of the Corporation or any other company, or any other right or property as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

4.                                      Liquidation Rights.  In the event the Corporation shall be liquidated (either partially or completely), dissolved, or wound up, whether voluntarily or involuntarily, the holders of Common Stock shall be entitled to share ratably in the net assets of the Corporation available to holders of Common Stock, subject to the provisions of Article III.B.2.

5.                                      Preemption and Subscription Rights.  Holders of Common Stock are not entitled to any preemption rights except as granted by the Corporation pursuant to written agreements.

B.                                    PREFERRED STOCK

An aggregate 68,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Preferred Stock (“Series A Preferred Stock”), 17,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated Series B Preferred Stock (“Series B Preferred Stock”), 9,586,346 shares of the authorized Preferred Stock of the Corporation are hereby designated Series C Preferred Stock (“Series C Preferred Stock”), and 10,553,770 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated Series D Preferred Stock (“Series D Preferred Stock”, and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Series Preferred Stock”), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article III refer to sections and subsections of Part B of this Article III.

1.                                      Dividends.

1.1                               From and after the date of the issuance of any share of Series D Preferred Stock, cumulative dividends on such share of Series D Preferred Stock shall accrue (a) at the rate of fifteen percent (15%) per annum on the sum of the Series D Original Issue Price (as defined below) plus all unpaid accrued and accumulated dividends thereon, until the five (5) year anniversary of such date of issuance, and (b) at the rate of twenty percent (20%) per annum on the sum of the Series D Original Issue Price plus all unpaid accrued and accumulated dividends thereon, from and after the five (5) year anniversary of such date of issuance.  All accrued dividends on any share of Series D Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a Liquidation Event (as defined below), Deemed Liquidation Event (as defined below), conversion or redemption of the Series D Preferred Stock in accordance with the provisions of these Articles of Incorporation; provided that, to the extent not paid on each anniversary of its issuance date (each such date, a “Dividend Payment Date”), all accrued dividends on any share of Series D Preferred Stock shall accumulate and compound on the applicable Dividend Payment Date and shall remain accumulated, compounding dividends at the rates set forth above until paid pursuant to these Articles of Incorporation.  The dividends so accruing are referred to herein as the “Accruing Dividends”.  Accruing Dividends shall accrue from day to day, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation, other than dividends on shares of Common Stock payable in shares of Common Stock, unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation) the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid.

1.2                               The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation, other than dividends on shares of Common Stock payable in shares of Common Stock, unless, in addition to complying with Subsection 1.1 and obtaining any consents required elsewhere in these Articles of Incorporation, the Corporation shall first (or concurrently) declare and pay the holders of all Series Preferred Stock then outstanding (including, for avoidance of doubt, the Series D Preferred Stock) a dividend on each outstanding share of Series Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of each such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of each such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, or Series D Original Issue Price (as such terms are defined below), as applicable; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock dividend, as applicable.  The “Series A Original Issue Price” shall mean US$0.90 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean US$0.90 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.  The “Series C Original Issue Price” shall mean US$1.07 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.  The “Series D Original Issue Price” shall mean US$3.3637 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations, Public Offerings and Asset Sales.

2.1                               Payments to Holders of Series D Preferred Stock.  In the event of any (i) voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a “Liquidation Event”), (ii) Deemed Liquidation Event, or (iii) IPO (other than a Qualified IPO), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (x) the Series D Original Issue Price, plus (y) the aggregate accrued but unpaid Accruing Dividends in respect of each such share, plus (z) any other dividends declared but unpaid thereon.  If upon any such Liquidation Event or Deemed Liquidation Event or IPO (other than a Qualified IPO), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock then outstanding the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series D Preferred Stock then outstanding shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                               Payments to Holders of Series Preferred Stock.

(a)                                 In the event of any (i) Liquidation Event, (ii) Deemed Liquidation Event, or (iii) IPO (other than a Qualified IPO), after payment in full to the holders of Series D Preferred Stock of the amounts due pursuant to Subsection 2.1, the holders of shares of the Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (x) the Series D Original Issue Price or (y) such amount per share as would have been payable under Section 2.3 below, had all shares of such Series D Preferred Stock then outstanding been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event or Deemed Liquidation Event or IPO (other than a Qualified IPO);

(b)                                 In the event of any Liquidation Event or Deemed Liquidation Event, after payment in full to the holders of Series D Preferred Stock of the amounts due pursuant to Subsection 2.1, the holders of shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (x) with respect to (A) the holder(s) of the Series A Preferred Stock, US$1.00, (B) the holder(s) of the Series B Preferred Stock, US$1.00, and (C) the holder(s) of the Series C Preferred stock, US$1.00, with each such price subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of stock, or (y) with respect to each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, such amount per share as would have been payable under Section 2.3 below, had all shares of such

Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event or Deemed Liquidation Event;

(c)                                  Provided, however, notwithstanding the foregoing, if upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of any series of Series Preferred Stock then outstanding the full amount to which they shall be entitled under clause (a)(x) above with respect to the Series D Preferred Stock and under clause (b)(x) above with respect to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the holders of all shares of Series Preferred Stock then outstanding shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full pursuant to clause (a)(x) above and clause (b)(x) above; for avoidance of doubt, upon an IPO (other than a Qualified IPO), amounts shall be payable only to holders of Series D Preferred Stock;

(d)                                 For avoidance of doubt, the holders of shares of Series D Preferred Stock then outstanding shall not receive additional amounts under clause (a)(y) above (i.e., amounts that are greater than the amount to which such holders shall be entitled under clause (a)(x) above) unless and until the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive all amounts to which they shall be entitled under clause (b)(x) above, and similarly the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall not receive additional amounts under clause (b)(y) above (i.e., amounts that are greater than the amount to which such holders shall be entitled under clause (b)(x) above) unless and until the holders of shares of Series D Preferred Stock shall receive all amounts to which they shall be entitled under clause (a)(x) above; and

(e)                                  For avoidance of doubt, if the adjustments provided for in Subsection 4.9 would apply as a result of the Liquidation Event or Deemed Liquidation Event giving rise to payment hereunder, the computation of the number of shares of Common Stock into which the Series D Preferred Stock would be so convertible shall give effect to those adjustments, unless waived by the holders of at least a majority of the outstanding shares of Series D Preferred Stock.

2.3                               Payments to Holders of Common Stock and Series Preferred Stock.  In the event of any Liquidation Event or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid pursuant to Subsections 2.1 and 2.2, any remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.4                               Deemed Liquidation Events.

2.4.1                     Definition.

(a)                                 Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series D Preferred Stock (voting together as a single class) elect otherwise by written notice sent to the Corporation: (i) a merger, share exchange, consolidation, corporate reorganization or business combination of the Corporation or any subsidiary of the Corporation with or into another person or entity (a “Merger Transaction”); (ii) the sale, lease, exclusive license or other disposition by the Corporation or any subsidiaries of the Corporation of all or substantially all of the Corporation’s assets to another entity, in a single transaction or series of transactions; or (iii) a transaction or series of transactions in which a Person (as defined below), or a Person and one or more of such Person’s Affiliates (as defined below), acquires from the Corporation or its stockholders, shares (of any class) representing more than fifty percent (50%) of the outstanding voting power, on an as converted basis (a “Change in Control Transaction”).  Notwithstanding any provision herein to the contrary, a merger, share exchange, consolidation, corporate reorganization or business combination within the meaning of clause (i) shall not be a Merger Transaction or a Deemed Liquidation Event if the stockholders of the Corporation immediately before such transaction own in the aggregate at least a majority of the Corporation’s voting power after the transaction.

(b)                                 “Affiliate” means, with respect to any specified individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person”), any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

2.4.2                     Effecting a Deemed Liquidation Event or Public Offering.

(a)                                 The Corporation shall not effect a Deemed Liquidation Event or an IPO (other than a Qualified IPO), unless the documents for such transaction provide that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.

(b)                                 In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii), the Corporation shall, within sixty (60) days after such Deemed Liquidation Event, either (1) dissolve in accordance with the Arizona Business Corporation Act or (2) distribute all of the proceeds received in the Deemed Liquidation Event (less only such amounts as are to be paid or set aside for creditors of the Corporation) to the stockholders of the Corporation as though the Corporation had liquidated in accordance with Section 2.

2.4.3                     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board.

2.4.4                     Allocation of Escrow; Contingent Payments.  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the Corporation and/or the stockholders of the Corporation is placed into escrow and/or is payable to the Corporation and/or the stockholders of the Corporation subject to contingencies, the transaction agreement(s) effecting the Deemed Liquidation Event (or, for a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii), the documents effectuating the dissolution of the Corporation and distribution of proceeds) shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 through 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 through 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of these Articles of Incorporation, holders of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                               Series D Preferred Stock Protective Provisions.  At any time when at least 4,459,451 shares of Series D Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or these Articles of Incorporation) the written consent or affirmative vote of the holders at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a single class, given in writing or by vote at a meeting:

(a)                                 increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock;

(b)                                 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series D Preferred Stock with respect to the distribution of assets on a Liquidation Event or a Deemed Liquidation Event, rights of redemption and the payment of dividends;

(c)                                  reclassify, alter or amend any existing security of the Corporation that is junior to or pari passu with the Series D Preferred Stock in respect of the distribution of assets on a Liquidation Event or a Deemed Liquidation Event, or the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with (in the case of a junior security) the Series D Preferred Stock in respect of any such right, preference or privilege;

(d)                                 incur any indebtedness for money borrowed in excess of the committed indebtedness outstanding on the “Series D Original Issue Date” (as defined below) plus up to US$20,000,000 of additional “Qualified Indebtedness” (as defined below);

(e)                                  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than: (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; (ii) repurchases by the Corporation under compensatory arrangements with former employees, officers, directors, consultants or other persons who performed services for the Corporation or for any of its subsidiaries on terms approved by the Board or a duly authorized committee thereof; or

(f)                                   alter or amend the powers, preferences or rights of the Series D Preferred Stock.

For purposes hereof, “Qualified Indebtedness” means indebtedness for money borrowed on commercially reasonable terms either from a party that is not presently a stockholder of the Corporation or that is negotiated on a good faith, arms’-length basis with a stockholder of the Corporation.  Qualified Indebtedness shall not include any indebtedness that provides for a premium on repayment or prepayment (i.e., beyond a commercially reasonable interest rate) or that is issued in tandem with any equity securities (or Options or Convertible Securities (as defined below) therefor) unless the same would be junior in right of payment, dividend rights and redemption rights to the Series D Preferred Stock.

3.3                               Other Series Preferred Stock Protective Provisions.

(a)                                 So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(i)                                     alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares of Series A Preferred Stock;

(ii)                                  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; or

(iii)                               authorize or issue, or obligate itself to issue, any equity security (other than Series A Preferred Stock), including any other security convertible into or exercisable for any equity security, having a preference over, or being on parity with, the Series A Preferred Stock with respect to dividends or liquidation.

(b)                                 So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

(i)                                     alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely such shares of Series B Preferred Stock;

(ii)                                  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock; or

(iii)                               authorize or issue, or obligate itself to issue, any equity security (other than Series B Preferred Stock), including any other security convertible into or exercisable for any equity security, having a preference over, or being on parity with, the Series B Preferred Stock with respect to dividends or liquidation.

(c)                                  So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class:

(i)                                     alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely such shares of Series C Preferred Stock;

(ii)                                  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock; or

(iii)                               authorize or issue, or obligate itself to issue, any equity security (other than Series C Preferred Stock), including any other security convertible into or exercisable for any equity security, having a preference over, or being on parity with, the Series C Preferred Stock with respect to dividends or liquidation.

4.                                      Optional Conversion.  The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratios.  Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and nonassessable share of Common Stock.  Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion.  The “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price and shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a Liquidation Event or a Merger Transaction, the Conversion Rights shall terminate at the close of business on the last full day preceding the record date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred Stock.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Series Preferred Stock to voluntarily convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay any declared but unpaid dividends on the shares of Series Preferred Stock converted and any accrued but unpaid Accruing Dividends on the Series D Preferred Stock through the Conversion Time.

4.3.2                     Reservation of Shares.  The Corporation shall at all times when the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

4.3.3                     Effect of Conversion.  All shares of Series Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon and any accrued but unpaid Accruing Dividends on the Series D Preferred Stock through the Conversion Time.  Any shares of Series Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, accordingly.

4.3.4                     No Further Adjustment.  Upon any conversion of any Series Preferred Stock, no adjustment to the Series D Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Series D Conversion Price for Diluting Issues.

4.4.1                     Special Definitions.  For purposes of this Article III, the following definitions shall apply:

(a)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than the following (“Exempted Securities”):

(i)                                     shares of Common Stock, Options (as defined below) or Convertible Securities (as defined below) issued as a dividend or distribution on Series Preferred Stock;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 4.5, 4.6, 4.7, 4.8, or 4.9;

(iii)                               Options to purchase up to a total of 2,417,446 shares of Common Stock (and the Common Stock issuable pursuant thereto) that have been authorized prior to the Series D Original Issue Date by the Board for issuance to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries;

(iv)                              shares of Common Stock or Options therefor, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including any designee of Mandala Agribusiness Co-Investments I Limited (or its successors-in-interest) pursuant to that certain Voting Agreement dated on or about March 24, 2014 among the parties thereto, as amended from time to time in accordance with its terms (so long as such entity is entitled to designate a director under such agreement);

(v)                                 shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including the Series Preferred Stock), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(vi)                              shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions or other lenders or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transactions approved by the Board and the principal purpose of which is not to raise proceeds from an equity financing, and so long as such bank, equipment lessor, financial institution, lender or real property lessor is not an Affiliate of (A) the Corporation, (B) any member of the Board or (C) any holder of the Series Preferred Stock or Common Stock of the Corporation;

(vii)                           shares of Common Stock, Options or Convertible Securities issued to customers, vendors, joint ventures and similar commercial persons in connection with commercial transactions approved by the Board, including any designee of Mandala Agribusiness Co-Investments I Limited (or its successors-in-interest) pursuant to that certain Voting Agreement dated on or about March 24, 2014 among the parties thereto, as amended from time to time in accordance with its terms (so long as such entity is entitled to designate a director under such agreement), and the principal purpose of which is not to raise proceeds from an equity financing; and

(viii)                        shares of Common Stock, Options or Convertible Securities issued as acquisition consideration in the acquisition of the stock or assets of another business entity by the Corporation, provided that such transaction is approved by the Board and that no seller of such assets or stock is an Affiliate of (A) the Corporation, (B) any member of the Board or (C) any holder of the Series Preferred Stock or Common Stock of the Corporation.

(b)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)                                  “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)                                 “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

4.4.2                     No Adjustment of Conversion Prices.  No adjustment in any Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (voting together as a single class on an as-converted basis) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this Subsection 4.4.3(b) shall have the effect of increasing such Series D Conversion Price to an amount which exceeds the lower of (i) the Series D Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security and (ii) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, the Series D Conversion Price shall be readjusted to such Series D Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series D Conversion Price provided for in this Subsection 4.4 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series D Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series D Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series D Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Series D Conversion Price in effect immediately prior to such issue, the Series D Conversion Price then in effect shall be recalculated according to the following formula, unless waived by the holders of at least a majority of the outstanding shares of Series D Preferred Stock:

New Series D Conversion Price = (A-B) / (C-D),

Where A equals the pre-money equity value of the Corporation immediately before the issuance of Additional Shares of Common Stock;

Where B equals the Series D Original Issue Price multiplied by the number of shares of Series D Preferred Stock then outstanding;

Where C equals the total number of shares of Common Stock outstanding immediately before the issuance of Additional Shares of Common Stock, on a fully diluted basis assuming the conversion of all Convertible Securities into Common Stock and the exercise of all Options; and

Where D equals the total number of shares of Common Stock into which the then outstanding shares of Series D Preferred Stock would convert based on the Series D Conversion Price then in effect;

provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of US$.0001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued, and further provided that no such recalculation of the Series D Conversion Price shall cause the Series D Conversion Price to be greater than the Series D Conversion Price then in effect.

4.4.5                     Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such

Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                     Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series D Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Series D Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, in accordance with the provisions of Subsection 4.4.4.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of the Series D Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Adjustment for Other Dividends or Distributions.  In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.  For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Series D Preferred Stock from seeking any appraisal or dissenters’ rights to which they are otherwise entitled under applicable law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Series D Preferred Stock in any such appraisal or dissenters’ rights proceeding.

4.9                               Special Adjustment for Series D Preferred Stock.  In addition to the foregoing provisions, in the event of a Liquidation Event or a Deemed Liquidation Event or a Qualified IPO in which the proceeds available for distribution to stockholders (in the case of a Liquidation Event or a Deemed Liquidation Event) or the pre-money equity value of the Corporation (in the case of a Qualified IPO) is less than US$400,000,000, then the Series D Conversion Price then in effect shall be recalculated according to the following formula, unless waived by the holders of at least a majority of the outstanding shares of Series D Preferred Stock:

New Series D Conversion Price = (A - (2 * B) - C) / (D - E),

Where A equals the pre-money equity value of the Corporation immediately before the Liquidation Event, Deemed Liquidation Event or Qualified IPO;

Where B equals the Series D Original Issue Price multiplied by the number of shares of Series D Preferred Stock then outstanding;

Where C equals the aggregate accrued but unpaid Accruing Dividends on all such shares of Series D Preferred Stock through the date of such calculation;

Where D equals the total number of shares of Common Stock outstanding immediately before the Liquidation Event, Deemed Liquidation Event or Qualified IPO, on a fully diluted basis assuming the conversion of all Convertible Securities into Common Stock and the exercise of all Options; and

Where E equals the total number of shares of Common Stock into which the then outstanding shares of Series D Preferred Stock would convert based on the Series D Conversion Price then in effect.

Such adjustment shall be effective as of immediately prior to the Liquidation Event, Deemed Liquidation Event or Qualified IPO, as the case may be.  For the avoidance of doubt, no such recalculation of the Series D Conversion Price shall cause the Series D Conversion Price to be greater than the Series D Conversion Price then in effect.

4.10                        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Series D Preferred Stock.

4.11                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any Deemed Liquidation Event or any IPO (other than a Qualified IPO); or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or public offering is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or public offering, and the amount per share and character of such exchange applicable to the Series Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice, unless holders of at least a majority of the then outstanding shares of Series Preferred Stock (voting as a single class on an as-converted basis) agree in writing to a shorter notice period.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), each outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into one (1) share of Common Stock.   Upon the closing of an IPO resulting in a placement of stock representing a public flotation of at least:

(a)                                 in the case of an IPO with a pre-money valuation of up to US$500,000,000, (x) 15% of the aggregate capital stock of the Corporation (including any shares placed in secondary offerings) and (y) US$75,000,000; or

(b)                                 in the case of an IPO with a pre-money valuation in excess of US$500,000,000, (x) 15% of the aggregate capital stock of the Corporation (including any shares placed in secondary offerings) or (y) US$75,000,000;

(a “Qualified IPO”), all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate subject to adjustment pursuant to the provisions of Subsection 5.2. The time of any such closing is referred to herein as the “Mandatory Conversion Time”).

5.2                               Qualified IPO Conversion for Series D Preferred Stock.

(a)                                 In the event of a Qualified IPO in which the pre-money equity value of the Corporation is less than US$400,000,000, all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate subject to adjustment pursuant to the following formula, unless waived by the holders of at least a majority of the outstanding shares of Series D Preferred Stock:

New Series D Conversion Rate = ((2*A + B) / C) / D,

Where A equals the Series D Original Issue Price multiplied by the number of shares of Series D Preferred Stock then outstanding;

Where B equals the aggregate accrued but unpaid Accruing Dividends on all such shares of Series D Preferred Stock through the date of such calculation, plus any other any dividends declared but unpaid with respect to such shares of Series D Preferred Stock;

Where C equals the number of shares of Series D Preferred Stock then outstanding; and

Where D equals the Series D Conversion Price calculated pursuant to Subsection 4.9.

(b)                                 In the event of a Qualified IPO in which the pre-money equity value of the Corporation is equal to or greater than US$400,000,000, all outstanding shares of Series D Preferred Stock shall automatically be converted into a number of shares of Common Stock at the greatest of the following, to be decided by the holders of at least a majority of the outstanding shares of Series D Preferred Stock:  (i) the then effective conversion rate, (ii) the rate determined in accordance with the formula set forth in Subsection 5.2(a) above, and (iii) the rate which creates upon conversion the following number of shares of Common Stock into which the Series D Preferred Stock would convert:

Number of Shares of Common Stock into which the Series D Preferred Stock would convert	=	A + (B/C) + (D/C),

Where A equals the number of shares of Series D Preferred Stock then outstanding;

Where B equals the Series D Original Issue Price multiplied by the number of shares of Series D Preferred Stock then outstanding;

Where C equals the per share price at which Common Stock is sold in the Qualified IPO; and

Where D equals the aggregate accrued but unpaid Accruing Dividends on all such shares of Series D Preferred Stock through the date of such calculation, plus any other any dividends declared but unpaid with respect to such shares of Series D Preferred Stock.

(c)                                  Any adjustment made pursuant to this Subsection 5.2 shall be effective as of immediately prior to the Qualified IPO.  For the avoidance of doubt, no such recalculation of the Series D conversion rate shall cause the Series D conversion rate to be less than the Series D conversion rate then in effect.

5.3                               Procedural Requirements.  All holders of record of shares of the applicable Series Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the applicable Series Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of the applicable Series Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the applicable Series Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the applicable Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.3.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the applicable Series Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash (1) as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, (2) for the payment of any declared but unpaid dividends on the shares of Series Preferred Stock converted and (3) in the case of mandatory conversion of the Series D Preferred Stock, the payment of any accrued but unpaid Accruing Dividends on such Series D Preferred Stock through the Mandatory Conversion Time.  In lieu of making the cash payment contemplated by Subsection 5.3(3), the Corporation may, at its option, instead issue to the holders of Series D Preferred Stock shares of Common Stock having an aggregate value equal to the total accrued but unpaid Accruing Dividends thereon (valuing the Common Stock at the price per share offered to the public in the Qualified IPO).  For avoidance of doubt, all calculations of conversion rates under this Subsection 5.3 shall be done in accordance with Subsection 5.2.

5.4                               No Reissuance.  Any such converted Series Preferred Stock shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable Series Preferred Stock accordingly.

6.                                      Redemption.

6.1                               Redemption at Option of the Series D Preferred Stock.  Shares of Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at the Redemption Price (as defined and determined below), in two annual installments commencing not more than ninety (90) days after receipt by the Corporation at any time on or after the eight year anniversary of the Series D Original Issue Date, from the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, of written notice requesting redemption of all shares of Series D Preferred Stock. The date of each such installment shall be referred to as a “Redemption Date”.  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock determined by dividing (i) the total number of shares of Series D Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  Upon receipt of a redemption request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Arizona law governing distributions to stockholders.  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series D Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2                               Redemption at Option of the Corporation.  All shares of Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at the Redemption Price, not more than ninety (90) days after delivery by the Corporation (at its sole option) any time on or after the four year anniversary of the Series D Original Issue Date, of written notice advising as to the redemption of all outstanding shares of Series D Preferred Stock.  The date of such redemption shall also be referred to as the “Redemption Date”, as the context indicates.

6.3                               Redemption Price.  The “Redemption Price” per share of Series D Preferred Stock shall be equal to the greater of (i) the sum of (A) the Series D Original Issue Price multiplied by two, plus (B) the accrued but unpaid Accruing Dividends on such Series D Preferred Stock through the Redemption Date, or (ii) the fair market value thereof, as calculated in accordance with the last sentence of this Subsection 6.3.  The fair market value shall be determined by mutual agreement between the Corporation and holders of a majority of the then-outstanding shares of Series D Preferred Stock.  If such parties cannot agree on the fair market value within (fifteen) (15) days after delivery of the written notice required by Subsection 6.1 or 6.2, as applicable, such parties shall engage a mutually acceptable, nationally recognized, independent valuation firm to determine the fair market value.  Such firm shall be instructed to deliver its determination within thirty (30) days and that determination will be final and binding as to all parties.  The fees for such firm will be borne by the Corporation, and one-half of the fee shall be deducted ratably from the redemption payments to the holders of Series D Preferred Stock.  In any case, the fair market value will be determined taking into account (and any valuation obtained for the purposes of this Section 6.3 shall provide separate component values for) the participation features of the Series D Preferred Stock, the liquidation preferences, the right to Accruing Dividends and all other rights and entitlements attached to the Series D Preferred Stock, but shall not take into account any minority discount, liquidity discount or discounts relating to blockages or restrictions on sale.

6.4                               Redemption Notice.  The Corporation shall send written notice of mandatory redemption (the “Redemption Notice”) to each holder of record of Series D Preferred Stock not less than forty (40) days prior to any Redemption Date.  Each Redemption Notice shall state:

(a)                                 the number of shares of Series D Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)                                 the Redemption Date and the Redemption Price (if known on the date of the Redemption Notice; otherwise, the Corporation shall promptly notify the holders of the Redemption Price when the same is determined as provided above);

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)                                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.

6.5                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

6.6                               Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares (including the right to receive any undeclared Accruing Dividends) shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Series Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of the shares of Series Preferred Stock so redeemed or acquired.

8.                                      Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock set forth herein may be waived on behalf of all holders of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, by the affirmative written consent or vote of the holders of a majority of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be.

9.                                      Notices to Stockholders.  Any notice required or permitted by the provisions of this Article III to be given to a stockholder (a) may be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, and shall be deemed sent upon such mailing or (b) may be given by any other means permitted by the Arizona Business Corporation Act or by the Bylaws for the giving of notice.

ARTICLE IV

KNOWN PLACE OF BUSINESS

The street address of the known place of business of the Corporation is:

Arcadia Biosciences, Inc.
202 Cousteau Place, Suite 200
Davis, CA 95618

ARTICLE V

ADDRESS OF REGISTERED OFFICE;

NAME OF REGISTERED AGENT

The name and address of the statutory agent of the Corporation is:

Wendy S. Neal

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be conducted by a Board of Directors, subject to the limitations set forth herein.

1. Number Of Directors.

The name and addresses of the persons who serve as the directors until the next annual meeting of shareholders or until successors are elected and qualified are:

Darby Shupp

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

Eric J. Rey

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

James Reis

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

Rachel Sheinbein

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

Mark Wong

4222 E. Thomas Road

Suite 245

Phoenix, Arizona 85018

Uday Garg

C/O GFin Corporate Services Ltd.

9th Floor, Orange Tower

Cybercity, Ebene

Mauritius

The number of persons to serve on the Board of Directors thereafter shall be fixed by the Bylaws of the Corporation; provided, however, that in no event shall the number of persons to serve on the Board of Directors be fixed below five (5) persons.

2. Vacancies.

Vacancies on the Board of Directors whether created by an increase in the number of directors, or by death, disability, resignation or removal, shall be filled by a vote of a majority of directors then remaining in office at a regular meeting, or a special meeting called for such purpose. Each director so chosen shall hold office until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation or removal.

3. Removal.

A director may be removed by the shareholders at a special meeting of such shareholders, called for such purpose in conformity with the Corporation’s Bylaws.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS

The Corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by the Arizona Business Corporation Act.  If the Arizona Business Corporation Act is amended to authorize corporate action broadening the Corporation’s ability to indemnify its directors and officers, the Corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by the Arizona Business Corporation Act, as amended.  Any repeal or modification of this Article VII shall not adversely affect any right or protection of any existing or former director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.  The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of Article VIII.

ARTICLE VIII

LIMITATION ON LIABILITY OF DIRECTORS

The liability of a director or former director to the Corporation or its shareholders shall be eliminated to the fullest extent permitted by the Arizona Business Corporation Act such that a former or existing director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director.  No repeal, amendment or modification of this Article VIII, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission or a director of the Corporation occurring prior to such repeal, amendment or modification.  If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

ARTICLE IX

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to alter or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Arizona and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that no amendment, alteration or repeal may be made to (i) Article III.B.3.2 without the prior written approval of a majority of the holder(s) of the Series D Preferred Stock, (ii) Article III.B.3.3(a) without the prior written approval of a majority of the holder(s) of the Series A Preferred Stock, (iii) Article III.B.3.3(b) without the approval of a majority of the holder(s) of the Series B Preferred Stock or (iv)  Article III.B.3.3(c) without the approval of a majority of the holder(s) of the Series C Preferred Stock.